Exhibit 99.1

NEWS RELEASE
FOR MORE INFORMATION, CONTACT:
Paul D. Borja
Executive Vice President / CFO
(248) 312-2000

FOR IMMEDIATE RELEASE
FLAGSTAR REPORTS 2007 FIRST QUARTER RESULTS
TROY, Mich. (April 26, 2007) — Flagstar Bancorp, Inc. (NYSE:FBC), today reported 2007 first quarter net earnings of $7.8 million, or $0.12 per share (diluted). First quarter 2006 net earnings were $18.9 million, or $0.29 per share (diluted). On a linked-quarter basis, net earnings were $6.9 million, or $0.11 per share (diluted) in 2006 fourth quarter. Return on equity and return on average assets for the first quarter 2007 were 3.85% and 0.19%, respectively, as compared to 9.73% and 0.50% for the same period in 2006 and 3.41% and 0.18% for 2006 fourth quarter.
The 2007 first quarter earnings as compared to the same period in 2006 were negatively impacted by, among other factors, lower net interest income, a reduction of loan servicing income and a reduction in gain on sale of mortgage servicing rights. These were partially offset by an improvement in gain on loan sales.
On a linked quarter basis, net interest income was constant although the benefit of the increase in gain on loan sales and decline in non-interest expenses was offset by the decrease in sales of mortgage servicing rights and other fees and charges.
Balance Sheet and Capital Adequacy
Consolidated assets increased $0.3 billion or 2.0%, to $15.4 billion at March 31, 2007 as compared to $15.1 billion at March 31, 2006 and decreased $0.1 billion or 0.6%, from $15.5 billion at December 31, 2006. Total assets included $40.2 million of subprime loans held in our investment portfolio, which comprised 0.3% of total assets and had a weighted average life of 3.4 years. Flagstar Bank, our wholly owned subsidiary, was considered “well-capitalized” for regulatory purposes at March 31, 2007, with regulatory capital ratios of 6.3% core capital and 11.4% risk-based capital.
Net Interest Margin
Flagstar Bank’s net interest margin for the first quarter 2007 was 1.43%, as compared to 1.58% for the fourth quarter 2006 and 1.65% for the first quarter 2006. “The decline in net interest margin for the quarter reflects a combination of items,” according to Mark Hammond, president and chief executive officer. “We securitized and sold higher-yielding loans at the end of Q4 2006 and during Q1 2007 and so did not have the benefit of that interest income during Q1 2007. However, we significantly reduced our credit exposure on our high loan-to-volume second mortgage/home equity loan portfolio. Also, borrowings and deposits that we had obtained two or more years ago matured during the quarter and were replaced by deposits and borrowings at current higher market rates.”
Retail Banking Operations
Flagstar Bank had 155 retail banking branches at March 31, 2007, an increase of 9.9% as compared to 141 branches as of March 31, 2006 and an increase of 2.6% from 151 branches at December 31, 2006. During the first quarter of 2007, the total number of retail accounts increased 6.6% to over 288,600, as compared to approximately 270,700 at March 31, 2006 and 3.9% to over approximately 277,900 at December 31, 2006.
Mortgage Banking Operations
Loan production for first quarter 2007 increased 23.4% to $5.8 billion, including $5.5 billion of residential loans, as compared to $4.7 billion, including $4.3 billion of residential loans, for first quarter of 2006. It increased 7.4% as compared to loan originations of $5.4 billion, including $5.1 billion in residential loans in the fourth quarter 2006. During the first quarter of 2007, Flagstar originated $31.8 million in subprime loans, which comprised 0.6% of residential loan originations and as to which we retained $7.4 million for our investment loan portfolio. Gain on sale spread was 44 basis points during the quarter ended March 31, 2007 as compared to 33 basis points for the first quarter 2006 and 52 basis points for the 2006 fourth quarter.
At March 31, 2007, Flagstar’s mortgage servicing portfolio totaled $19.1 billion with a weighted average service fee of 37.0 basis points. This is a decrease from $29.2 billion at March 31, 2006 with an average weighted servicing fee of 34.8 basis points and an increase from $15.0 billion at December 31, 2006 with a weighted average servicing fee of 37.1 basis points. The capitalized value of Flagstar’s servicing portfolio was $226.8 million, or 1.19% of the outstanding balance of loans serviced for others, at March 31, 2007 with an estimated market value of $263.6 million. This compares to the capitalized value of $321.2 million, or 1.10%, at March 31, 2006 with an estimated market value of $442.6 million and $173.3 million, or 1.15%, at December 31, 2006 with an estimated market value of $197.6 million.
Asset Quality
Net charge-offs of loans during the first quarter 2007 increased to $5.6 million from $5.2 million during the fourth quarter 2006. Total non-performing assets were generally unchanged at $160.5 million at March 31, 2007, as compared to $160.2 million at December 31, 2006. Of non-performing assets, real estate owned declined 5.2% to $76.8 million at March 31, 2007 from $81.0 million at December 31, 2006. Repurchased assets declined 58.5% to $9.2 million at March 31, 2007 from $22.1 million at December 31, 2006.
Non-performing loans, which include loans 90 days or more past due and matured loans, increased to $74.6 million at March 31, 2007 as compared to $57.1 million at December 31, 2006 and $58.0 million at March 31, 2006. At March 31, 2007, 87.7% of non-performing loans were secured by first or second mortgages on single-family homes as compared to 90.7% at December 31, 2006.
Loans 90 days or more past due were 0.93% of loans held for investment at March 31, 2007 as compared to 0.64% at December 31, 2006 and 0.59% at March 31, 2006. The aggregate of loans past due 30 days or less and 60 days or less declined 9.9% to $56.1 million at March 31, 2007 from $62.3 million at December 31, 2006.
During the first quarter 2007, Flagstar increased its allowance for loan losses to $48.5 million, or 0.61% of loans held for investment at March 31, 2007, from $39.5 million, or 0.40% of loans held for investment, at March 31, 2006 and from $45.8 million, or 0.51% of loans held for investment, at December 31, 2006. Single-family residential first mortgage loans held for investment at March 31, 2007 had an average FICO credit score of 721 and an average original loan-to-value ratio of 73%.
Stock Repurchase Plan
Through March 31, 2007, Flagstar repurchased 1,284,300 shares for a total of $16.4 million under its previously announced stock repurchase plan.

As Previously Announced
The Company’s quarterly earnings conference call will be held on Friday, April 27, 2007 from 11 a.m. until noon (Eastern).
Questions for discussion at the conference call may only be submitted in advance by e-mail to investors@flagstar.com.
The conference call and accompanying slide presentation will be webcast live on the Investor Relations section of the Company’s Web site, www.flagstar.com, with replays available at that site for at least 10 days.
To listen by telephone, please call at least 10 minutes prior to the start of the conference call at (913) 981-5567 or toll free at (800) 334-0872, passcode: 7973054.
Flagstar Bancorp, with $15.4 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At March 31, 2007, Flagstar operated 155 banking centers in Michigan, Indiana and Georgia and 72 home loan centers in 18 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial Data
(Dollars in thousands, except share data)
(unaudited)

	At or for the three months ended
Summary of Consolidated	March 31,	December 31,	March 31,
Statement of Earnings	2007	2006	2006
Interest income	$220,570	$211,363	$191,299
Interest expense	(168,598)	(159,457)	(132,624)

Net interest income	51,972	51,906	58,675
Provision for losses	(8,293)	(8,237)	(4,063)

Net interest income after provision	43,679	43,669	54,612
Net-interest income
Loan fees and charges, net	638	2,444	1,611
Deposit fees and charges	4,978	5,310	4,812
Loan servicing fees, net	2,614	603	4,355
Gain on loan sales, net	25,154	23,843	17,085
Gain on MSR sales, net	115	3,901	8,586
Net loss on securities available for sale	729	(462)	(3,557)
Other income	5,669	7,991	9,731
Net-interest expense
Compensation and benefits	(42,424)	(37,405)	(39,873)
Commissions	(15,306)	(17,925)	(16,967)
Occupancy and equipment	(16,786)	(18,914)	(16,908)
General and administrative	(12,005)	(19,754)	(9,871)
Other	(3,505)	(5,556)	(5,887)
Capitalized direct cost of loan closing	18,629	23,193	21,434

Earnings before federal income tax	12,179	10,938	29,163
Provision for federal income taxes	(4,420)	(4,039)	(10,253)

Net earnings	$7,759	$6,899	$18,910

Basic earnings per share	$0.12	$0.11	$0.30
Diluted earnings per share	$0.12	$0.11	$0.29
Dividends paid per common share	$0.10	$0.15	$0.15
Dividend payout ratio	81.5%	138.3%	50.4%
Net interest spread — Consolidated	1.33%	1.38%	1.57%
Net interest margin — Consolidated	1.42%	1.47%	1.72%
Interest rate spread — Bank only	1.34%	1.32%	1.56%
Net interest margin — Bank only	1.43%	1.58%	1.65%
Return on average assets	0.19%	0.18%	0.50%
Return on average equity	3.85%	3.41%	9.73%
Efficiency ratio	77.72%	79.93%	67.20%
Average interest earning assets	$14,792,298	$14,168,117	$13,845,517
Average interest paying liabilities	$14,702,275	$13,784,942	$13,591,084
Average stockholders’ equity	$806,110	$809,655	$777,620
Equity/assets ratio (average for the period)	5.06%	5.29%	5.20%
Ratio of charge-offs to average loans held for investment	0.26%	0.23%	0.15%

Summary of Consolidated	March 31,	December 31,	March 31,
Statements of Financial Condition:	2007	2006	2006
Total assets	$15,432,122	$15,497,205	$15,051,458
Mortgage backed securities held to maturity	1,156,805	1,565,421	1,384,691
Loans held for sale	3,791,142	3,188,795	2,442,616
Loans held for investment, net	7,933,445	8,893,906	9,794,612
Allowance for loan losses	48,500	45,779	39,520
Servicing rights	226,794	173,288	321,167
Deposits	7,975,382	7,623,488	8,809,643
FHLB advances	5,604,000	5,407,000	3,844,000
Repurchase agreements	625,426	990,806	1,103,537
Stockholders’ equity	797,658	812,234	783,084

Other Financial and Statistical Data:
Equity/assets ratio	5.17%	5.24%	5.20%
Core capital ratio	6.29%	6.37%	6.33%
Total risk-based capital ratio	11.42%	11.55%	11.20%
Book value per share	$12.79	$12.77	$12.33
Shares outstanding	62,360	63,605	63,488
Loans serviced for others	$19,124,378	$15,032,504	$29,242,906
Weighted average service fee (bps)	37.0	37.1	34.8
Value of servicing rights	1.19%	1.15%	1.10%
Allowance for loan losses to non performing loans	65.0%	80.2%	68.2%
Allowance for loan losses to loans held for investment	0.61%	0.51%	0.40%
Non performing assets to total assets	1.04%	1.03%	1.00%
Number of bank branches	155	151	141
Number of loan origination centers	72	76	97
Number of employees (excluding loan officers & account executives)	2,522	2,510	2,421
Number of loan officers and account executives	448	444	594
Loan Originations
(Dollars in millions)
(unaudited)

	For the three months ended
	March 31,		December 31,		March 31,
Loan type	2007	%	2006	%	2006	%
Residential mortgage loans	$5,489	95.4	$5,083	93.4	$4,348	93.0
Consumer loans	104	1.8	85	1.6	180	3.9
Commercial loans	160	2.8	272	5.0	146	3.1

Total loan production	$5,753	100.0	$5,440	100.0	$4,674	100.0

Gain on Loan Sales
(Dollars in thousands)
(unaudited)

	For the three months ended
	March 31,	December 31,	March 31,
Description	2007	2006	2006
Net gain on loan sales	$25,154	$23,843	$17,084
Plus: FASB 133 adjustment	(3,945)	(2,053)	(10,127)
Plus: LOCOM adjustment	26	36	4,745
Plus: secondary market reserve	2,163	1,845	1,006

Gain on loan sales	$23,398	$23,671	$12,708

Loans sold	$5,289,617	$4,466,314	$3,894,070

Sales spread	0.44%	0.52%	0.33%

Loans Held for Investment
(Dollars in thousands)
(unaudited)

Description	March 31, 2007		December 31, 2006		March 31, 2006
First mortgage loans	$5,909,807	74.0%	$6,211,765	69.5%	$7,309,685	74.3%
Second mortgage loans	65,601	0.8%	715,154	8.0%	762,918	7.8%
Commercial real estate loans	1,325,057	16.6%	1,301,819	14.6%	1,091,179	11.1%
Construction loans	75,178	0.9%	64,528	0.7%	63,998	0.7%
Warehouse lending	271,493	3.4%	291,656	3.3%	187,610	1.9%
Consumer loans	315,267	3.9%	340,156	3.8%	406,267	4.1%
Non-real estate commercial loans	19,542	0.2%	14,607	0.2%	12,475	0.1%

Total loans held for investment	$7,981,945	100.0%	$8,939,685	100.0%	$9,834,132	100.0%

Deposit Portfolio
(Dollars in thousands)
(unaudited)

Description	March 31, 2007		December 31, 2006		March 31, 2006
	Balance	Rate	Balance	Rate	Balance	Rate
	($’000)	(%)	($’000)	(%)	($’000)	(%)
Demand deposits	$392,476	1.52	$380,162	1.28	$355,487	0.64
Savings deposits	140,349	1.50	144,460	1.55	207,131	1.41
Money market deposits	609,754	4.13	608,282	4.05	661,067	3.24
Certificates of deposits	3,775,817	4.97	3,763,781	4.86	3,687,232	4.25

Total retail deposits	4,918,396	4.49	4,896,685	4.38	4,910,917	3.74
Company controlled custodial deposits	305,378	—	244,193	—	601,208	—
Municipal deposits	1,772,324	5.36	1,419,964	5.33	1,688,691	4.75
Wholesale deposits	979,284	3.70	1,062,646	3.66	1,608,827	3.48

Total deposits	$7,975,382	4.42	$7,623,488	4.30	$8,809,643	3.63

Asset Quality
(Dollars in thousands)
(unaudited)

	Delinquencies at
	March 31, 2007		December 31, 2006		March 31, 2006
Days delinquent	($’000)	(%)	($’000)	(%)	($’000)	(%)
30	$32,251	24.7	$40,140	33.6	$24,462	24.5
60	23,863	18.3	22,163	18.6	17,244	17.3
90	73,906	56.6	56,554	47.4	56,468	56.7
Matured — delinquent	664	0.5	517	0.4	1,502	1.5

Total	$130,684	100.0	$119,374	100.0	$99,676	100.0

Investment loans	$7,981,945		$8,939,685		$9,834,132

Delinquency % (90+ days and matured)	0.93%		0.64%		0.59%

	Non-Performing Loans and Assets at
	March 31, 2007	December 31, 2006	March 31, 2006
Non-performing loans	$74,570	$57,071	$57,970
Real estate owned	76,765	80,995	59,570
Repurchased assets / non-performing assets	9,178	22,096	33,435

Non-performing assets	$160,513	$160,162	$150,975

Non-performing loans as a percentage of investment loans	0.93%	0.75%	0.66%
Non-performing assets as a percentage of total assets	1.04%	1.03%	1.00%